
                                        Year                                   Six months ended
                                       ended      Years ended September 30,       March 31,
                                      December    -------------------------       ---------
                                      31, 1992   1993    1994    1995    1996     1996   1997
                                      --------   ----------------------------   ---------------
Consolidated pretax income from
  continuing operations               $14,182  $18,918 $28,591 $32,557 $44,432  $16,791 $21,760
Interest expensed                         729        0       0   1,161   1,474      941   1,600
Portion of rent expense representing
   interest                               129      203     210     247     285      146     180
Previously capitalized interest
  amortized to cost of sales            1,090    1,736   4,525   8,048   9,437    3,876   4,327
                                        -----    -----   -----   -----   -----    -----   -----
Depreciation
Earnings                               16,130   20,857  33,326  42,013  55,628   21,754  27,867
                                       ------   ------  ------  ------  ------   ------  ------

Interest incurred                       2,049    2,940   7,269  12,002  14,835    7,554   9,011
Portion of rent expense representing
  interest                                129      203     210     247     285      146     180
                                          ---      ---     ---     ---     ---      ---     ---

Fixed charges                           2,178    3,143   7,479  12,249  15,120    7,700   9,191
                                        -----    -----   -----  ------  ------    -----   -----

Ratio of earnings to fixed charges       7.41     6.64    4.46    3.43    3.68     2.83    3.03
                                         ====     ====    ====    ====    ====     ====    ====
